UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

  CURRENT REPORT

  Pursuant to Section 13 or 15(d) of
  The Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported): April 19, 2010

  AAC Group Holding Corp.
  American Achievement Corporation
  (Exact name of registrants as specified in their charters)

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
Delaware	333-121479	20-1854833
Delaware	333-84294	13-4126506

  7211 Circle S Road
  Austin, Texas 78745
  (Address of Principal Executive Offices, Zip Code)

  Registrants’ telephone number, including area code (512) 444-0571

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 7.01	Regulation FD Disclosure

Item 9.01	Financial Statements and Exhibits

SIGNATURES

Item 1.01   Entry into a Material Definitive Agreement

                      The information set forth in Item 5.02 of this Current Report is incorporated herein by reference.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 19, 2010, American Achievement Corporation (the "Company") announced that Alyce Alston was appointed President and Chief Executive Officer of each of the registrants and that Donald J. Percenti will be transitioning to the role of Chairman of American Achievement Corporation and will remain an executive officer of the Company.

Ms. Alston, age 45, served as President of Emerging Businesses at Reader’s Digest Association, Inc. since 2009 and President of Home and Garden and Health and Wellness from 2007 to 2009.  Prior to that, she was Chief Executive Officer of De Beers Diamond Jewelers United States, Inc. since 2005.  Ms. Alston also held senior publishing positions at various publications at Condé Nast, News Corporation and Hearst Corporation, including Launch Publisher of O, The Oprah Magazine.  Ms. Alston holds a B.A. from Southern Methodist University and an M.B.A. from Pepperdine University.

In connection with her appointment as President and Chief Executive Officer, the Company entered into an agreement with Ms. Alston with respect to the material terms of her employment.  Pursuant to this agreement, Ms. Alston will serve as the President and Chief Executive Officer of the Company.  Ms. Alston’s compensation will include a base salary of $500,000 per year, a one-time signing bonus plus the right to receive an annual bonus targeted at 100% of her base salary (subject to certain minimum amounts for 2010 and 2011 set forth in the agreement).  Ms. Alston will also be entitled to participate in the Company's cash incentive plan and will receive relocation benefits, which include moving and temporary living expenses.  The term of Ms. Alston’s agreement is 3 years, absent some earlier termination in accordance with its terms.  Upon certain termination events, Ms. Alston will be entitled to receive her base salary for the greater of 18 months or the remainder of her term, benefits continuation for 18 months and a pro-rated bonus amount for the year in which termination occurs.  The foregoing description of the new employment terms with Ms. Alston does not purport to be a complete statement of the parties’ rights and obligations thereunder or a complete explanation, and accordingly, is qualified in its entirety by reference to the actual agreement.

In connection with the aforementioned transition, the Company entered into a new employment agreement with Mr. Percenti, which replaced any prior employment agreement that had previously been executed.  Pursuant to this new agreement, Mr. Percenti will serve as Chairman of the Company and will remain an executive officer of the Company.  Mr. Percenti's compensation will include a base salary of $424,360 per year.  Mr. Percenti's existing units in the Company's cash incentive plan will remain outstanding, with a revised vesting schedule applicable to any unvested units that is set forth in the agreement.  The term of Mr. Percenti's agreement is 3 years, absent some earlier termination in accordance with its terms.  Upon certain termination events, Mr. Percenti is entitled to salary continuation for a period equal to the greater of 18 months or the balance of 3 years from the date of the agreement.  The foregoing description of the new employment agreement with Mr. Percenti does not purport to be a complete statement of the parties’ rights and obligations thereunder or a complete explanation, and accordingly, is qualified in its entirety by reference to the actual agreement.

Item 7.01   Regulation FD Disclosure

The information set forth in Item 5.02 of this Current Report is incorporated herein by reference.  The registrants issued a press release regarding the foregoing on April 19, 2010. A copy of that press release is filed as Exhibit 99.1 to this Current Report.

Item 9.01   Financial Statements and Exhibits

99.1	Press Release, dated April 19, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAC Group Holding Corp. American Achievement Corporation

Date: April 21, 2010	By:	/s/ KRIS G. RADHAKRISHNAN
Kris G. Radhakrishnan
Chief Financial Officer